Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115833; 333-89642 and 333-89640 on Form S-8 and Registration Statement No. 333-139908 on Form S-3 of Temecula Valley Bancorp Inc. and Subsidiary of our reports dated March 13, 2007 with respect to the consolidated financial statement of Temecula Valley Bancorp Inc. and Subsidiary, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Temecula Valley Bancorp Inc. and Subsidiary for the year ended December 31, 2006.

Crowe Chizek and Company LLP

Oak Brook, Illinois
March 13, 2007